Anvia Holdings Corporation – ANVV Completes the Appointment of Board of Directors to Strengthen Its Corporate Governance in line with Best Practices Press Release | 04/04/2019

GLENDALE, CA, April 04, 2019 (GLOBE NEWSWIRE) — Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) announced today that it has appointed five directors to its board out of which four are independent directors.

“We welcome our Chairman and this new Board of Directors to Anvia Holdings Corporation which will benefit from their valuable expertise and deep insights to support our strategic priorities and seek ways to further enhance shareholder value. We remain committed to engaging with all shareholders as we continue to pursue value-enhancing opportunities for Anvia” said Ali Kasa, President and CEO of Anvia.

The New Board Members

Reyad Fezzani – Board Director

Reyad Fezzani has 30 years of experience in Energy, Finance, and Technology with the majority of his career spent at BP p.l.c. including global roles as the CEO of BP Wind and Solar, and CEO of BP Chemicals. He is currently Chairman and CEO of Regenerate Power, and a Managing Partner of Energy Finance Company LLC. He has served as an Independent Director on the boards and advisory boards of several private technology companies, as well as the Swiss industrial public company - Oerlikon A.G where he was also a member of the Audit Committee. Mr Fezzani is a Chartered Engineer and a Fellow of the Institute of Chemical Engineers, the Energy Institute, and the Institute of Materials, Minerals & Mining. He holds a Masters Degree (MEng) in Chemical Engineering and Chemical Technology from Imperial College, London.

Pól Ó Móráin- Board Director

Pól Ó Móráin spent his early career at Xerox Venture Lab working across Xerox’s Research in the US and Europe. He is currently the CEO of Silicon Kingdom Holdings Limited. He is also a Private Sector Member of the Irish Government’s Export Trade Council and a Board Member of the Higher Education Authority of Ireland. He has held a number of leadership roles in Britain and Ireland within the Irish business community and to a number of advisory boards, including academic. Pól holds patents in machine learning and information processing acquired by Intel Corporation in 2012. He is an Alumnus of University of Bradford (MBA), Lancaster University (Business Analysis) and Toulouse

Dr. James G. Shanahan- Board Director

Dr. James G. Shanahan has spent the past 30 years developing and researching cutting-edge artificial intelligent systems splitting his time between industry and academia. He teaches at University of California at Berkeley and has (co) founded several companies that leverage AI/ machine-learning/ deep learning/ computer vision in verticals such as digital advertising, web search, and smart cameras. Previously he has held appointments at AT&T (Executive Director of Research), NativeX (SVP of data science), Xerox Research (staff research scientist), and Mitsubishi. He also is on the board/advises several high-tech startups, including Aylien, GreenOur Planet.org, DigitalBank, and LucidWorks. Dr. Shanahan received his PhD in engineering mathematics from the University of Bristol, U. K., and holds a Bachelor of Science degree from the University of Limerick, Ireland. He is a EU Marie Curie fellow. In 2011 he was selected as a member of the Silicon Valley 50 (Top 50 Irish Americans in Technology).

Aleem Sheikh- Board Director

Aleem was a Managing Director and Group Chief of Staff at ACWA Power before his appointment as an Executive Director to the largest public university in the USA, Arizona State University. He joined ACWA Power from Swiss Company, Oerlikon, where he was President and Chairman/CEO of the Solar Company based from China. Prior to this, he was Vice President of Strategic Partnerships for BP p.l.c and also Commercial Director for BP Asia Pacific based from China where he resided for over 10 years.

He was a member of the BP Global Leadership Team & served as Non-Exec Director for companies in the USA, China & India including Tata BP Solar where he also acted as Chairman of the Audit Committee. He continues to hold Non-Exec Director/Chairman positions across the world including Chairman of the Board at Xi’an Jiaotong-Liverpool University in China.

Mr. James Kennett- Executive Director – Chief Operation Officer

James Kennett has over forty years of entrepreneurial experience in founding and successfully developing businesses in the telecommunications and security industries. He is regarded as a pioneer in the Low Earth Orbit space and Internet of Things (IoT) industries. He has over twenty-five years of international market development and regulatory experience and was Federal Vice President of the Australian Small Business Association. He has served on the Boards of the Queensland University of Technology Business Advisory Committee, and their Centre for Satellite Navigation. He also served on the Board of the Griffith University Centre for Microwave Studies and has founded and Chaired community service programs for youth leadership training.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology and education service company. The company is established with the mission to make potential growth accessible and sustainable. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation

Contact: support@anviaholdings.com

Phone: 323 713 3244